Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

ATLANTA, July 30, 2008 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and six-month periods ended June 30, 2008.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007		2008	2007
Net revenues	$108,228	$118,002	(8.3)%	$206,030	$218,755	(5.8)%
Station operating income (1)	41,294	47,790	(13.6)%	77,452	85,615	(9.5)%
Station operating income margin (2)	38.2%	40.5%	—	37.6%	39.1%	—
Operating (loss) income	$(109,135)	$38,204	*	$(83,991)	$66,255	*
Net (loss) income	(75,357)	20,254	*	(62,548)	33,787	*
Net (loss) income per common share—diluted	$(0.88)	$0.21	*	$(0.72)	$0.35	*
Free cash flow (3)	25,928	29,164	(11.1)%	47,872	49,404	(3.1)%

*	Results are not statistically meaningful.
(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “During the second quarter we continued to execute our strategy in the face of a difficult advertising market and slowing economy. Our radio stations are performing well from an audience perspective, our sales teams are working aggressively to attract advertisers and we are making considerable progress in strengthening and expanding our digital media presence. Given the current environment, we are focused on more aggressively controlling our costs, but continue to make strategic investments in programming and marketing where appropriate. Further, our balance sheet remains exceptionally strong; and during the quarter, we continued to execute on our share repurchase program.”

Operating Results – Second Quarter 2008

Net revenues for the second quarter of 2008 were $108.2 million, down 8.3% from the second quarter of 2007. Local revenues decreased 6.1% and national revenues decreased 17.5%, each as compared to the second quarter of 2007. Other revenues, which include Internet and other non-traditional revenues, decreased 4.0% during the current quarter as compared to the prior-year quarter. Our stations in Long Island, Birmingham and Tulsa delivered revenue growth during the second quarter of 2008. Revenue growth at these stations was more than offset by results of our stations in Atlanta, Orlando, Miami, Tampa, Houston and Jacksonville, where net revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $0.2 million, or 1.0% compared to the second quarter of 2007. For the second quarter of 2008, increased technical costs were more than offset by a reduction in compensation expense associated with performance unit awards issued under our Long-Term Incentive Plan (LTIP). Compensation expense for these awards is recognized over the five year vesting period of the awards and is based on the amount that is ultimately expected to be paid upon vesting.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses decreased $7.4 million, or 15.2% when compared to the second quarter of 2007, due to decreased promotions expenses, decreased compensation expense associated with performance units awarded under our LTIP and a decline in sales commissions and bonuses.

Corporate general and administrative expenses decreased $2.5 million compared to the second quarter of 2007 due to a reduction in compensation expense associated with performance units awarded to corporate employees under our LTIP.

Our operating loss for the second quarter of 2008 was $109.1 million compared to operating income of $38.2 million for the second quarter of 2007. During the second quarter of 2008 we recorded a $147.6 million non-cash impairment charge ($96.8 million net of tax) to reduce the carrying value of intangible assets in our Greenville, Honolulu, Houston, Jacksonville, Louisville, Miami, Richmond, San Antonio, Southern Connecticut and Tulsa markets to their estimated fair values. The write-down was pursuant to Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and certain intangible assets be tested for impairment at least annually, or more frequently if events or changes in circumstances indicate the assets might be impaired.

Interest expense during the second quarter of 2008 decreased $2.3 million, or 43.2% when compared to the second quarter of 2007, due to a lower borrowing rate under our credit facility. The average interest rate on our credit facility was 3.3% during the second quarter of 2008 and 6.0% during the second quarter of 2007.

Income tax expense decreased to a net income tax benefit of $36.8 million in the second quarter of 2008, as compared to the second quarter of 2007, due primarily to the non-cash impairment charge discussed above. Our overall effective tax rate was 32.8% for the second quarter of 2008 and 39.0% for the second quarter of 2007.

Our net loss for the second quarter of 2008 was $75.4 million, compared to net income of $20.3 million in the second quarter of 2007, due to the non-cash impairment charge discussed above.

Operating Results – First Six Months of 2008

Net revenues for the first six months of 2008 decreased $12.7 million, a 5.8% decrease compared to the first six months of 2007. Local revenues decreased 5.3% and national revenues decreased 11.0%, each as compared to the first six months of 2007. Other revenues, which include Internet and other non-traditional revenue, increased 3.3% as compared to the first six months of 2007. Our stations in Long Island, Birmingham and Tulsa delivered revenue growth during the first six months of 2008. Those increases were more than offset by results of our stations in Atlanta, Orlando, Miami, Tampa, Jacksonville and Richmond, where revenues were down for the first six months of 2008.

Cost of services increased $0.5 million, or 1.1% over the first six months of 2007. This increase was primarily the result of additional costs associated with programming talent.

Selling, general and administrative expenses decreased $8.4 million, or 9.3% compared to the first six months of 2007, due to decreased compensation expense associated with performance units awarded under our LTIP and a decline in sales commissions and bonuses.

Corporate general and administrative expenses decreased 17.0%, or $1.8 million compared to the second quarter of 2007, due to a reduction in compensation expense associated with performance units awarded to corporate employees under our LTIP.

Our operating loss for the first six months of 2008 was $84.0 million, compared to operating income of $66.3 million for the first six months of 2007, due to the $147.6 million non-cash impairment charge ($96.8 million net of tax) to reduce the carrying value of intangible assets in certain markets to their estimated fair values.

Interest expense during the first six months of 2008 totaled $6.9 million, as compared to $11.1 million for the first six months of 2007. This decrease was primarily attributable to a lower borrowing rate under our credit facility. The average rate on our credit facility was 3.8% during the first six months of 2008 and 6.0% during the first six months of 2007.

Income tax expense decreased to a net income tax benefit of $28.3 million in the first six months of 2008, as compared to the first six months of 2007, due primarily to the non-cash impairment charge discussed above. Our effective tax rate for the first six months of 2008 and 2007 was 31.2% and 39.1%, respectively.

Our net loss for the first six months of 2008 was $62.5 million, compared to net income of $33.8 million for the first six months of 2007, due primarily to the non-cash impairment charge discussed above.

Other Matters

In January 2005, we acquired an option to purchase five radio stations serving the Athens, Georgia market. In January 2008, we exercised this option, and in February 2008, we entered into a definitive asset purchase agreement to acquire the original five radio stations subject to the option and an additional station in Washington, Georgia, subsequently relocated to Athens, Georgia. The aggregate $60 million purchase price for the stations will be reduced by the $12 million we previously paid to the sellers and is subject to other customary closing adjustments. We expect to close the acquisition in August 2008.

As of June 30, 2008, we had implemented three share repurchase programs through which Cox Radio, from time to time, may repurchase shares of its Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by the company’s management. Repurchased shares are held in treasury, and we may commence, suspend or terminate repurchases at any time, without prior notice, depending on market conditions and various other factors.

During the second quarter of 2008, we repurchased 1.6 million shares of Class A common stock for an aggregate purchase price of approximately $18.6 million, including commissions and fees. As of June 30, 2008, we had purchased a total of approximately 16.2 million shares under all of our repurchase programs for an aggregate purchase price of approximately $210.0 million, including commissions and fees, at an average price of $12.93 per share. Approximately $90.0 million remained authorized for additional repurchases as of June 30, 2008.

Cox Radio is one of the largest radio companies in the United States based on revenues. Upon the completion of all announced transactions, Cox Radio will own, operate or provide sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its financial results on Wednesday, July 30th at 11:00 a.m. Eastern Time. To access the teleconference, please dial (973) 582-2854 ten minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, a replay of the teleconference will be available through Wednesday, August 6, 2008, which can be accessed by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (Int’l), passcode 53782076. The webcast will also be archived on our website for 30 days.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2007. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Dru Ortega
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	Ortega@braincomm.com

Consolidated Statements of Income—Unaudited

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenues:
Local	$78,975	$84,111	$147,779	$156,035
National	20,116	24,378	40,705	45,732
Other	9,137	9,513	17,546	16,988

Total revenues	108,228	118,002	206,030	218,755
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	22,485	22,715	46,103	45,583
Selling, general and administrative	41,670	49,115	81,999	90,397
Corporate general and administrative	2,920	5,402	8,887	10,709
Depreciation and amortization	2,637	2,701	5,338	5,726
Impairment of intangible assets	147,633	—	147,633	—
Other operating expenses (income), net	18	(135)	61	85

Operating (loss) income	(109,135)	38,204	(83,991)	66,255

Other income (expense):
Interest expense	(3,039)	(5,346)	(6,900)	(11,075)
Other items, net	—	320	27	320

(Loss) income before income taxes	(112,174)	33,178	(90,864)	55,500

Current income tax expense	7,040	8,128	11,928	13,655
Deferred income tax (benefit) expense	(43,857)	4,796	(40,244)	8,058

Total income tax (benefit) expense	(36,817)	12,924	(28,316)	21,713

Net (loss) income	$(75,357)	$20,254	$(62,548)	$33,787

Net (loss) income per share—basic
Net (loss) income per common share	$(0.88)	$0.21	$(0.72)	$0.36

Net (loss) income per share—diluted
Net (loss) per common share	$(0.88)	$0.21	$(0.72)	$0.35

Weighted average basic common shares outstanding	85,624	95,091	86,664	95,096

Weighted average diluted common shares outstanding	85,624	95,606	86,664	95,616

Selected Balance Sheet Data—Unaudited

(In thousands)

	June 30, 2008	December 31, 2007
Cash	$1,595	$2,009
Total assets	1,852,658	1,997,364

Amounts due to Cox Enterprises, Inc.	3,910	16,602
Long-term debt(1)	355,000	320,000
Total liabilities	814,551	843,124
Total shareholders’ equity	1,038,107	1,154,240

(1)	Consists of amounts borrowed under our revolving credit facility that currently expires in July 2011.

Supplemental Cash Flow Disclosures—Unaudited

(In thousands)

	Six Months Ended June 30,
	2008	2007
Net cash provided by operating activities	$39,275	$45,274
Net cash used in investing activities	(5,960)	(3,620)
Net cash used in financing activities	(33,729)	(43,228)

Capital expenditures	3,522	4,008
Cash paid during the period for interest	7,395	11,310
Cash paid during the period for income taxes	15,168	15,310

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•

Station operating income is operating income excluding other operating expenses, net, certain non-recurring items, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands)
Operating (loss) income	$(109,135)	$38,204	$(83,991)	$66,255
Adjustments:
Other operating expense (income), net	18	(135)	61	85
Non-recurring item:
Impairment of intangible assets	147,633	—	147,633	—
Depreciation and amortization	2,637	2,701	5,338	5,726
Non-cash compensation expense	(4,145)	2,302	(469)	4,126
Corporate general and administrative (excludes $(1.4) million and $0.7 million of non-cash compensation expense for the three months ended June 30, 2008 and 2007, respectively, and $1.3 million of non-cash compensation expense for the six months ended June 30, 2007)	4,286	4,718	8,880	9,423

Station operating income	$41,294	$47,790	$77,452	$85,615

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands)
Net (loss) income	$(75,357)	$20,254	$(62,548)	$33,787
Adjustments:
Deferred income tax (benefit) expense	(43,857)	4,796	(40,244)	8,058
Other items, net	—	(320)	(27)	(320)
Other operating expense (income), net	18	(135)	61	85
Depreciation and amortization	2,637	2,701	5,338	5,726
Non-cash compensation expense	(4,145)	2,302	(469)	4,126
Capital expenditures	(1,901)	(2,384)	(3,522)	(4,008)
Non-recurring items:
Impairment of intangible assets	147,633	—	147,633	—
Proceeds from insurance recovery	900	1,950	1,650	1,950

Free cash flow	$25,928	$29,164	$47,872	$49,404